Exhibit 99.1
Richard Sulpizio Joins CA’s Board of Directors
Former Qualcomm Executive Brings More Than 35 Years of International Business
Expertise
ISLANDIA, N.Y., November 4, 2009 — CA (NASDAQ:CA), the world’s leading independent IT management software company, today announced that Richard Sulpizio has been elected to its Board of Directors effective immediately. Sulpizio also has been named to the Board’s Compensation and Human Resources Committee and the Board’s Corporate Governance Committee.
“Rich brings extensive international business experience and leadership as well as considerable operational expertise,” said CA Executive Chairman Bill McCracken. “We are delighted to welcome him to the CA Board and look forward to his active participation.”
Sulpizio’s appointment increases the Board membership to 10, eight of whom are independent.
Sulpizio retired in July 2001 as president and chief operating officer of Qualcomm Inc., a leading mobile technologies company. After his retirement, Sulpizio returned to Qualcomm to serve in several successive high-level executive positions including, president of Qualcomm China, president of Qualcomm Europe and president and chief executive officer of MediaFLO, USA, Inc., a Qualcomm subsidiary chartered with bringing multimedia services to the wireless industry. Sulpizio was a member of Qualcomm’s Board of Directors from 2000 until 2007.
Sulpizio, 59, has been serving as a director of ResMed, Inc., a global developer, manufacturer, and marketer of medical products, since August 2005. He also currently serves on the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and the Board of Directors of the Danny Thompson Memorial Leukemia Foundation.
Sulpizio holds a bachelor of arts degree from California State University, Los Angeles, and a master’s degree in systems management from the University of Southern California.
About CA
CA (NASDAQ: CA), the world’s leading independent IT management software company, helps customers optimize IT for better business results. CA’s Enterprise IT Management solutions for mainframe and distributed computing enable Lean IT—empowering organizations to more effectively govern, manage and secure their IT operations. For more information, visit www.ca.com.
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